Exhibit 10.12

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT (the “Sixth Amendment”) is made and entered into as of the Effective Date set forth on the signature page (the “Effective Date”) by and between CAMBRIDGE PROPERTIES (herein referred to as “Lessor”) and KIROMIC BIOPHARMA, INC, (herein referred to as “Lessee”) on the following terms and conditions, and thus;

WITNESSETH

WHEREAS, Lessor, as Lessor therein, and Lessee, as Lessee therein, entered into a certain Lease Agreement (the “Lease”) for approximately 9,352 square feet of net rentable area on the first floor in Suite 140 of the building known as the Fannin South Professional Building the (the “Building) located at 7707 Fannin, Houston, Texas 77054;

WHEREAS, Lessor and Lessee agreed to expand the Leased Premise to include Suite 107; and

WHEREAS, Lessor and Lessee agreed to relinquish Suite 107 from the Leased Premise; and

WHEREAS, Lessor and Lessee agreed to extend the Term for two (2) years; and

WHEREAS, Lessor and Lessee agreed to expand the Leased Premise to include Suites 204 and 290, totaling 13,486 net rentable square feet; and

WHEREAS, Lessor and Lessee agreed to extend the Term for sixty (60) months; and

WHEREAS, Lessor and Lessee desire to further amend, modify, and supplement the Lease as hereinafter set forth;

NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other valuable consideration respectively paid by each party to the other and receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee do hereby supplement and amend the Lease as follows:

1.	Section 1. LEASED PREMISES shall be expanded to include Suite 200 (the “Second Expansion Premises”) as follows:

	Suite 200	14,393 SF Net Rentable Area
	Former Corridor Space	992 SF Net Usable Area

2.	Section 2 A. TERM shall commence August 1, 2021, and continue through April 30, 2026.

3.	Section 5. BASE RENT shall be as follows:

For Suites 140/204/290

	Rental Rate	Annual Rent	Monthly Rent
Year 1	$20.00	$269,720.00	$22,476.67
Year 2	$20.00	$269,720.00	$22,476.67
Year 3	$20.50	$276,463.00	$23,038.58
Year 4	$20.50	$276,463.00	$23,038.58
Year 5	$21.00	$283,206.00	$23,600.50

For Second Expansion Premises

	Rental Rate	Annual Rent	Monthly Rent
Term	$18.00	$276,930.00	$23,077.50

4.	Section 6. ADDITIONAL RENT shall reflect a 2021 Base Year Expense Stop for the Leased Premises.

5.	Section 34. BROKERS Lessor and Lessee acknowledge that neither party has had any dealings with a real estate broker for this transaction and that no commission payment is due.

6.	EXHIBITS: Exhibits “A” and “J” are attached hereto and made a part of the Lease Agreement for all purposes.

7.	It is understood and agreed that except as provided herein in this Sixth Amendment, all terms and conditions of the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and the original Lease Agreement, shall apply to this Sixth Amendment during the Term and any renewals thereof.

EXCEPT as expressly hereby amended, the undersigned has caused this Sixth Amendment to be duly executed and effective on this 22nd day of March, 2021.

LESSOR		LESSEE

CAMBRIDGE PROPERTIES		KIROMIC BIOPHARMA, INC

By:	/s/ Trey Miller	By:	/s/ Maurizio Chiriva-Internati

Name:	Trey Miller	Name:	Maurizio Chiriva-Internati

Title:	Real Estate Manager	Title:	CEO

EXHIBIT A

SECOND EXPANSION PREMISES

FLOOR PLAN

EXHIBIT J

TERMINATION OPTION

1.             If, and only if, after the April 30, 2024, Lessee requests in writing to expand the Premises by leasing additional space in the Building (an “Expansion Request”), and Lessor cannot reasonably accommodate such Expansion Request within ninety (90) days after Lessor’s receipt of the Expansion Request, Lessee shall have the one-time option (the “Termination Option”) to terminate this Lease as to the entire Premises, said termination to be effective (the “Termination Date”) 90 days after the date of the Termination Notice (defined below). The Expansion Request must include the amount of additional rentable square footage Lessee desires to lease in the Building. As used herein, the words “reasonably accommodate” means that Lessor cannot or will not lease to Lessee at least 95% of the rentable square footage requested by Lessee in the Expansion Request. For the avoidance of doubt, Lessee shall not have any Termination Option for an Expansion Request given prior to May 1, 2024.

2.            The Termination Option may be exercisable by Lessee and will be effective only if, upon the date of the Termination Notice, and upon the day immediately prior to the Termination Date there is no default by Lessee under this Lease. The Termination Option is personal to the originally Lessee named in this Lease, and without the prior, written consent of Lessor, shall not be assigned or transferred to any person or entity other than the original Lessee, and any transfer in violation hereof shall be null and void.

3.            The Termination Option is subject to each of the following requirements (any of which Lessor may waive in writing in its sole and absolute discretion):

a.            Lessee must provide written notice (the “Termination Notice”) to Lessor of Lessee’s exercise of the Termination Option no earlier than ninety (90) days. The Termination Notice, once provided to Lessor, shall be irrevocable.

b.            Lessee must pay to Lessor the Termination Payment. The “Termination Payment” shall be (i) a cash payment equal to 3 months of Base Rent and Additional Rent, if applicable, plus (ii) forfeiture of Lessee’s security deposit under the Lease. The Termination Payment shall be made at the same time as the Termination Notice. The Termination Payment is not a prepayment of rent under the Lease but is separate consideration for the Termination Option; and Lessee must continue to pay all rent under the Lease following the Termination Notice up to and including the Termination Date.

4.             Lessee must comply with all provisions of this Lease with respect to the expiration or termination of this Lease and surrender of the Premises. Any holdover by Lessee in all or any portion of the Premises after the Termination Date shall be a default by Lessee under this Lease and will be subject to the holdover provisions of this Lease.

5.            Lessee shall continue to perform all of Lessee’s obligations under the Lease for the period up to and including the Termination Date, including, without limitation, the obligation to pay all rent and any other costs or charges for the period up to and including the Termination Date. Any provision of this Lease which is intended to survive the expiration or termination of this Lease shall survive the Termination Date.

6.            With respect to all dates for exercising any rights and the performance of any obligations in connection with the exercise or implementation of this Termination Option, time shall be of the essence.

7.            As of the date Lessee provides Lessor with a Termination Notice, any unexercised rights or options of Lessee to extend or renew the Term or to expand the Premises (whether expansion options, rights of refusal, rights of offer, or other similar rights), and any outstanding Lessee improvement allowance, rental abatement, or other allowance or credits not claimed and properly utilized by Lessee in accordance with this Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

8.            If at any time after a Termination Notice, up to and including the Termination Date, default occurs, then Lessor may elect, but is not obligated, by written notice given to Lessee to cancel and declare null and void Lessee’s exercise of the Termination Option, and this Lease shall continue in full force and effect for the full Term hereof unaffected by Lessee’s exercise of the Termination Option.